Exhibit 11.1

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

Computation of Earnings Per Share – Basic

	2009	2008	2007	2006	2005

Income From Continuing Operations	$107,196	$113,509	$87,762	$53,611	$47,403
Income From Discontinued Operations, Net of Tax	12,602	7,024	4,522	2,004	10,623

Net Earnings	$119,798	$120,533	$92,284	$55,615	$58,026

Weighted Average Number of Shares Outstanding – Basic	29,717	29,507	25,824	25,413	24,927

Earnings Per Share – Basic:
Continuing operations	$3.61	$3.85	$3.40	$2.11	$1.90
Discontinued operations	.42	.23	.17	.08	.43

Earnings Per Share – Basic	$4.03	$4.08	$3.57	$2.19	$2.33

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

Computation of Earnings Per Share – Diluted

	2009	2008	2007	2006	2005

Income From Continuing Operations	$107,196	$113,509	$87,762	$53,611	$47,403
Income From Discontinued Operations, Net of Tax	12,602	7,024	4,522	2,004	10,623

Net Earnings	$119,798	$120,533	$92,284	$55,615	$58,026

Weighted Average Number of Shares Outstanding	29,717	29,507	25,824	25,413	24,927

Net Shares Assumed to be Issued for Stock Options	234	401	428	405	375

Weighted Average Number of Shares and Equivalent Shares Outstanding – Diluted	29,951	29,908	26,252	25,818	25,302

Earnings Per Share – Diluted:
Continuing operations	$3.58	$3.80	$3.34	$2.08	$1.87
Discontinued operations	.42	.23	.18	.07	.42

Earnings Per Share – Diluted	$4.00	$4.03	$3.52	$2.15	$2.29

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